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                                                                     EXHIBIT 8.1

            OPINION OF CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP

United Pan-Europe Communications N.V.
Fred. Roeskestraat 123
1070 BT AMSTERDAM
The Netherlands

Amsterdam, May 12, 2000

United Pan-Europe Communications N.V. Offering of Ordinary Shares and American Depositary Shares

Dear Ladies and Gentlemen,

     We render this opinion to be filed as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") by you, United Pan-Europe Communications N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands ("UPC") and relating to the proposed offer to exchange each outstanding share of common stock of SBS Broadcasting S.A. for American Depositary Shares and Ordinary Shares of UPC.

GENERAL REMARKS

     This opinion addresses only the statements in the Registration Statement under the caption "Material Tax Consequences under Netherlands Law." We express no opinion as to any law other than the tax laws of The Netherlands in force at the date hereof as applied and interpreted according to present case law of the Netherlands courts, administrative rulings and authoritative tax law scholars. We also express no opinion on the tax laws of The Netherlands concerning (i) any transaction, agreement or understanding between UPC and any person or entity that is, or is deemed to be, affiliated to UPC and (ii) any matter other than explicitly stated in this opinion.

     We have assumed that all parties entered into the documents to which they are expressed to be a party on arm's length terms.

     We have no obligations to update this opinion.

OPINION

Introduction

     Headings in this opinion are for ease of reference only and shall not affect the information hereof. In connection with this opinion, we have examined and rely upon the Registration Statement issued by UPC in connection with the offering.

Opinion

     In our opinion, the statements in the Registration Statement under the caption "Material Tax Consequences under Netherlands Law" regarding any matter of Dutch tax law referenced therein are correct in all material aspects.
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FINAL REMARKS

     We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the references to our firm in the Registration Statement under the captions "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                          Very truly yours,

                                          /s/  W.H.A. SPECKEN
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                                                W.H.A. Specken